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Pink Panda Finance

Blockchain-powered mobile app making crypto trading easy, accessible, and socially impactful


PINK PANDA
The Future of Finance

Invest

$99 minimum investment

Deadline December 17, 2021
in 3 months

Share Price
$1

Total Raised
$0

Valuation
$10,000,000

4(a)(6) offering provided by Netcapital Funding Portal Inc. Security transfer functionality provided by Netcapital Systems LLC.

Pitch > Updates Discussion

INTRODUCTION

Pink Panda Finance is launching a mobile app that offers a trustworthy, easy gateway to the world of crypto — all while making the world a better place. Our comprehensive ecosystem includes our own cryptocurrency (token), a digital wallet, token swap capabilities, and a decentralized trading exchange in a user-friendly, elegantly-designed mobile app on the Binance Smart Chain.

DEAL HIGHLIGHTS

- 5,200+ mobile downloads in 3 months
- Beta app launched week one, currently on version 2.3
- Experienced, hands-on advisors with backgrounds in crypto, ESG investments, compliance, and traditional finance
- Crypto with a cause: portion of token supply reserved for charity donations

Pink Panda Version 2.3


VERSION 2.3
AVAILABLE NOW
Hi Adam!
$25,520
GET IT ON Google Play
Download on the App Store
www.pinkpanda.finance
PINK PANDA

> "We've now hit a critical mass of institutional engagement [in crypto]. Everyone from the major banks to PayPal and Square is getting more involved, which is a loud and clear signal that crypto is now an official asset class."
>
> *Michael Novogratz, Co-founder & CEO, Galaxy Digital Holdings*

PROBLEM

NFTs, Bitcoin, blockchain, crypto — you can't be online without coming across mention of the world of decentralized finance (DeFi). But DeFi can feel like the digital wild west if you're not tech savvy.

In fact, only 16.9% of crypto buyers fully understand the value and potential of cryptocurrency [1].

Although DeFi is meant to be a cheaper, more efficient, and accessible alternative to traditional finance, the major players in the space are web-based and don't cater to the everyday retail investor:

- Slow and expensive transactions
- Inaccessible and unfriendly experience for new or retail-focused consumers
- Lack of dedicated, easy-to-use mobile apps for trading
- Lackluster trading capabilities - e.g. no limit or stop loss orders, etc.
- "Anonymous" developers not subject to any regulatory oversight or legal jurisdiction (often resulting in frauds and hacking)

It's time to bring real global democratized finance to the average consumer.

Bitcoin Network



SOLUTION

Pink Panda is creating a global, user-friendly, socially impactful entryway to DeFi, aiming to bring financial returns historically reserved for the 1% to the 99%.

Our mobile app leverages the Binance Smart Chain to create a full block-chain powered DeFi ecosystem including:

- The PinkPanda token ($PinkPanda)
- Digital wallet with simple swap capabilities
- Decentralized exchange (DEX) for trading

Our token is cryptocurrency with a cause: from day one, we've reserved a portion of the token supply to fund indefinite regular donations. And we've pledged to donate a portion of all future revenues to charitable causes.

Pink Panda in Trees


PINK PANDA

KEY FEATURES

Today, our mobile app is live, allowing users to monitor their cryptocurrency investments on the Binance Smart Chain, monitor news and press surrounding PinkPanda, and provide community feedback through our "PinkPanda Polls".

Once the final version of our app is live, Pink Panda app users will also be able to:

- Access and hold crypto, without a middleman
- Buy, trade, and sell crypto
- Set order limits
- Trade on margin
- Use a credit or debit card to buy crypto
- Engage with the larger community
- Choose the charities Pink Panda donates to

Pink Panda Mobile App


PINK
PANDA
9:41
Portfolio
Total Value
$25,520
Change in 24h
+3.7%
1h
3h
12h
1d
3d
1w
1m
See All
Charts
PINKPANDA
PinkPanda
$ 18,528.87
1.55 Trillion
WBNB
Wrapped BNB
$ 3,770.37
12.5
CAKE
PancakeSwap Token
$ 2,077.5
150
TRX
$ 816.12

Pink Panda Mobile App Portfolio


9:41


Portfolio
Total Value
$25,520
Change in 24h
+3.7%
1h
3h
12h
1d
3d
1w
1m
Charts
See All
PINKPANDA
PinkPanda
$ 18,528.87
1.55 Trillion
WBNB
Wrapped BNB
$ 3,770.37
12.5
CAKE
PancakeSwap Token
$ 2,077.5
150
TRX
$ 816.12

Pink Panda Mobile App Options


9:41
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Appearence
Dark Theme
Settings
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USD
Clear App Data
Changelog
Help
Help & Support
About
PINK PANDA
the future of finance



“A good way to imagine the long-term impact of DeFi is to think about it in comparison to the internet in the 80s and 90s...The people who used the internet in the very beginning were die-hard technologists because the internet was very difficult to use... Eventually, it’s [going to be] just like the internet [today]: there’s going to be so many people online...everyone starts to adopt it.”

- Alex Pack, Co-founder of Dragonfly Capital & Advisor to Huobi Crypto Exchange

BUSINESS MODEL

Pink Panda currently generates approximately $30-60K/month in revenue from sales of our cryptocurrency, the Pink Panda token.

As we continue to grow and mature our application and token, we plan to generate revenue through:

- 25 basis points on transactions on the Pink Panda DEX
- Sales of the token from the Pink Panda company wallets
- A fee on fiat (ex: USD) purchases of crypto
- A fee of up to 5 basis points on swap transactions using the Pink Panda Wallet

Mobile banking



MARKET

Crypto is a growing asset class: the Total Value Locked (TVL), a measure of cryptocurrency value housed inside of DeFi protocols, grew by 88x from May 2020 to May 2021, according to Forbes. Additionally, aggregate trading volume in USD on decentralized exchanges increased almost 6x between September 2020 and May 2021 [2].

Crypto trading is becoming increasingly popular with retail investors: it dominates one of the most well-known retail trading apps, with 60% of all Q2 2021 Robinhood trading occurring in cryptocurrency.

In fact, about a third of American investors say they trade crypto on a monthly or weekly basis, and nearly one-quarter said they trade the asset daily, according to a recent CNBC investment survey.

However, one in three crypto buyers actually has either zero knowledge or an “emerging” understanding of the space [3].

Pink Panda provides a unique, mobile-first experience in the DeFi space that centers around a neglected group of consumers: retail investors interested in crypto who aren’t financial and/or technology experts.

Our focus on a user-friendly mobile app in a web-based ecosystem is also key: in 2019, mobile-first companies had a combined $544 billion valuation, 6.5x higher than those without a mobile focus, Techcrunch reports.



Pink Panda Holding Coin

TEAM



Adam Carlton

Founder & CEO

Adam has been at the cutting-edge of technology and business for over 20 years in a variety of consulting, executive, and entrepreneurial roles. He has deep experience in managing business and technical projects, building and leading high performing teams, and seeing the “big picture” in operating a company.

After losing a best friend and more recently his mother to cancer, Adam decided to dedicate himself to harnessing the power of community, charity, and positivity to innovate in the cryptocurrency and decentralized finance spaces. And in doing this, Adam believes that we can also have a profound social impact by truly democratizing finance globally, while also giving back substantially to cancer and other charitable causes.



Gene Truono

Senior FinTech and Compliance Advisor

Gene has over 30 years experience in the financial services industry, covering all aspects of regulatory compliance programs. He has served as the Global Head of Financial Crimes Compliance and the Chief Compliance Officer for PayPal. He has also served in various compliance roles for traditional financial institutions including JPMorgan Chase and American Express. Gene has been active in numerous cutting edge compliance projects related to Fintechs including Cryptocurrencies, and maintains a high level of interest in the industry related to policy and emerging regulation.



Keith Loose

Sr. Technology Advisor

Keith has been coding since he was nine years old, and has over a decade of experience in international technology consulting. He spent much of his career in FinTech, including lead roles at HSBC, JP Morgan, CLSA, as well as recent experience with Block.one as an architect for Bullish Exchange. Prior to his role at Block.one, he also served as Chief Engineer at BC Technology Group, Asia’s leading publicly traded technology and digital asset company. Keith has been working deeply with Pink Panda Holdings, Inc., assisting with the design of our decentralized exchange and mobile application.



Brian Kalt

Startup Advisor

Brian has over 20 years of leadership with the complete lifecycle of multi-million-dollar operations, and spent his career providing oilfield services within the oil and natural gas industry. Brian has played a pivotal role in forming startup companies and supporting them through early development to fully operational, which included raising both debt and equity capital. Brian served as a non-commissioned officer in the USMC, and is a combat veteran of Operation Enduring Freedom and Iraqi Freedom. Brian also is an avid cryptocurrency investor, with a strong interest in decentralized exchanges.



Rose Yee

Social Good Advisory Board Chair

Rose leads Green Retirement, the first advisory firm in the country focused on fossil-free, and socially and environmentally responsible 401k's. She co-founded WeTheChange, a collective of women leaders of certified B Corporations and other purpose-driven enterprises. Rose has been recognized by the National Association of Plan Advisors, B Corps, and by Conscious Company Media as one of the World Changing Women of 2020.



Dr. Chetan Nandakumar

Technology Innovation Advisor

Chetan has a long history of innovation, from receiving his PhD at UC Berkeley in Computer Vision and Visual Perception, to being a researcher at MIT, to being on the ground floor of various technology companies. He is a wide ranging thinker and brings years of industry expertise in product design and engineering.



Matt Lenzini

Business Operations Advisor

Matt is a Senior Principal with Infosys Consulting, where he helps Fortune 500 company executives develop and drive strategy and transformational technology initiatives. Matt has nearly 25 years of professional work experience in Consulting, Energy / Utilities, Technology, Business Planning / Development, Finance, and Strategic Planning. He previously spent a decade at Pepco Holdings, one of the largest energy delivery companies in the Mid-Atlantic region. While there, he led mission-critical initiatives to transform the company and drove tens of millions of dollars in value added initiatives.

FOOTNOTES

[1] Cardify- All Aboard the Crypto Train: Who are the Latest Crypto Investors?
[2] Dune Analytics

USE OF PROCEEDS

If the offering's maximum amount of $1,000,000 is raised:

Use	Value	% of Proceeds
Sales, Marketing and Promotion	$200,000	20.0%
Mobile Application and Exchange Development	$680,000	68.0%
Administrative, Legal and General	$71,000	7.1%
Intermediary fees	$49,000	4.9%

TERMS

This is an offering of Class B Common Stock, under registration exemption 4(a)(6), in Pink Panda Holdings, Inc, doing business as Pink Panda Finance. This offering must raise at least $10,000 by December 17, 2021 at 10:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Pink Panda Finance may issue additional securities to raise up to $1,000,000, the offering's *maximum*.

$0 raised

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

11,000,000 shares
× $1 per share

$11,000,000 implied valuation

PITCH DECK

Pink Panda Finance


PINK PANDA
The Future of Finance
$25,520

FINANCIALS

Pink Panda Finance's official name is Pink Panda Holdings, Inc, so that's the name that appears in the statements below.

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

› Website

UPDATES

Sep 17, 2021 • Primary offering of 1,000,000 shares at $1

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